Hawkins Accounting
Certified Public Accountant
audit . tax . consulting

CONSENT OF THE INDEPENDENT AUDITOR

As the independent auditor for Cinjet, Inc., I hereby consent to the incorporation by reference in this Form SB2 Statement of my report, relating to the audited financial statements and financial statement schedules of Cinjet, Inc. as of March 31, 2007 and the related statements of operations, stockholders’ equity and cash flows from February 28, 2007 (date of inception) to March 31, 2007. My audit report dated May 6, 2007.

/s/ Richard Hawkins
Los Angeles, California

June 28, 2007

2335 S. Bentley Ave. Suite 302 Los Angeles, CA 90064
408.460.4173 Fax 310.477.6040 rrh2cpa@cs.com